Exhibit 99

NEWS RELEASE
October 30, 2024
Contact:	Mateo Garcia	Telephone: (808) 543-7300
	Director, Investor Relations	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS
3Q 2024 Net Income of $18.8 million

•Net interest margin expanded to 2.82%, up 3 basis points from the prior quarter
•Continued strong credit quality and capital position

HONOLULU - American Savings Bank, F.S.B. (ASB), a wholly owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE - HE), today reported third quarter 2024 net income of $18.8 million, compared to a net loss of $45.8 million in the second quarter of 2024 and net income of $11.4 million in the third quarter of 2023. Core net income1 for the quarter was $19.4 million, compared to $20.7 million in the second quarter and $17.6 million in the third quarter of last year.
“American Savings Bank continues to perform well, generating strong net income and profitability while continuing the net interest margin expansion we’ve seen throughout 2024. We remain well-positioned to support our customers and community for the long term, with a strong capital and liquidity position, strong credit quality, and ample lending capacity,” said Ann Teranishi, president and chief executive officer of ASB.
Financial Highlights
Third quarter 2024 net interest income was $62.2 million compared to $61.7 million in the linked quarter and $62.6 million in the third quarter of 2023. The increase in net interest income compared to the linked quarter was primarily due to higher interest and dividend income due to higher earning asset yields, partially offset by higher deposit costs. The lower net interest income compared to the prior year quarter was primarily due to higher deposit costs and lower earning asset balances, partially offset by higher interest and fees on loans due to higher earning asset
1 See the “Explanation of ASB’s Use of Certain Unaudited Non-GAAP Measures” and the related GAAP reconciliation at the end of this release.

yields. Net interest margin for the third quarter of 2024 was 2.82% compared to 2.79% in the linked quarter, and 2.70% in the prior year quarter. The yield on earning assets improved 6 basis points during the quarter, while cost of funding increased 3 basis points.
In the third quarter of 2024, ASB recorded a provision for credit losses of $0.2 million compared to a negative provision for credit losses of $1.9 million in the linked quarter and a provision for credit losses of $8.8 million in the third quarter of 2023. The quarter’s provision for credit losses reflects continued strong credit quality and a healthy Hawaii economy. As of September 30, 2024, ASB’s allowance for credit losses to outstanding loans was 1.07% compared to 1.11% as of June 30, 2024 and 1.23% as of September 30, 2023.
The net charge-off ratio for the third quarter of 2024 was 0.15%, compared to 0.15% in the linked quarter, and 0.07% in the prior year quarter. Nonaccrual loans as a percentage of total loans receivable held for investment were 0.42%, compared to 0.53% in the linked quarter and 0.16% in the prior year quarter.
Noninterest income was $17.5 million in the third quarter of 2024, compared to $15.8 million in the linked quarter and $15.3 million in the third quarter of 2023. The increase compared to the linked and prior year quarters included higher fee income and higher bank-owned life insurance income.
Noninterest expense was $56.0 million compared to $136.5 million in the linked quarter and $56.3 million in the third quarter of 2023. The linked quarter’s noninterest expense reflected a goodwill impairment charge of $82.2 million pre-tax ($66.1 million after tax) taken in connection with HEI’s ongoing review of strategic options for ASB. Noninterest expense in the third quarter included net pre-tax wildfire-related expenses of $1.1 million.
Total loans were $6.1 billion as of September 30, 2024, down 2.3% from December 31, 2023.
Total deposits were $8.0 billion as of September 30, 2024, down 1.8% from December 31, 2023. Core deposits declined 2.1% from December 31, 2023, while certificates of deposit were approximately flat. As of September 30, 2024, 83% of deposits were F.D.I.C. insured or fully collateralized, with approximately 79% of deposits F.D.I.C. insured. For the third quarter of 2024, the average cost of funds was 118 basis points, up from 115 basis points in the linked quarter and 102 basis points in the prior year quarter.
Wholesale funding totaled $520 million as of September 30, 2024, unchanged from June 30, 2024.

In the third quarter of 2024, ASB did not pay a dividend to HEI, supporting ASB’s healthy capital levels. ASB had a Tier 1 leverage ratio of 8.6% as of September 30, 2024.
HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS
Concurrent with ASB’s regulatory filing 30 days after the end of the quarter, ASB announced its third quarter 2024 financial results today. Please note that these reported results relate only to ASB and are not necessarily indicative of HEI’s consolidated financial results for the third quarter 2024.
HEI plans to announce its third quarter 2024 consolidated financial results on Friday, November 8, 2024 and will also conduct a webcast and conference call at 11:30 a.m. Hawaii time (4:30 p.m. Eastern time) that same day to discuss its consolidated earnings, including ASB’s earnings.
To listen to the conference call, dial 1-888-660-6377 (U.S.) or 1-929-203-0797 (international) and enter passcode 2393042. Parties may also access presentation materials (which include reconciliation of non-GAAP measures) and/or listen to the conference call by visiting the conference call link on HEI’s website at www.hei.com under “Investor Relations,” sub-heading “News and Events — Events and Presentations.”
A replay will be available online and via phone. The online replay will be available on HEI’s website about two hours after the event. An audio replay will also be available about two hours after the event through November 22, 2024. To access the audio replay, dial 1-800-770-2030 (U.S.) or 1-647-362-9199 (international) and enter passcode 2393042.
HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information; such disclosures will be included in the Investor Relations section of the website. Accordingly, investors should routinely monitor the Investor Relations section of HEI’s website, in addition to following HEI’s, Hawaiian Electric’s and ASB’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. Investors may sign up to receive e-mail alerts via the Investor Relations section of the website. The information on HEI’s website is not incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference.
Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at https://hpuc.my.site.com/cdms/s/ to review documents filed with, and issued by, the PUC. No information on the PUC website is incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings.
The HEI family of companies provides the energy and financial services that empower much of the economic and community activity of Hawaii. HEI’s electric utility, Hawaiian Electric, supplies power to approximately 95% of Hawaii’s population and is undertaking an ambitious effort to decarbonize its operations and the broader state economy, and modernize and harden the grid to ensure resilience and public safety. Its banking subsidiary, ASB, is one of Hawaii’s largest financial institutions, providing a wide array of banking and other financial services and working to advance economic growth, affordability and financial fitness. HEI also helps advance Hawaii’s sustainability goals through investments by its non-regulated subsidiary, Pacific Current. For more information, visit www.hei.com.
NON-GAAP MEASURES
Measures described as “core” are non-GAAP measures which exclude after-tax Maui wildfire-related costs and the goodwill impairment taken in connection with HEI’s ongoing review of strategic options for ASB. See “Explanation of ASB’s Use of Certain Unaudited Non-GAAP Measures” and the related GAAP reconciliations at the end of this release.
FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2023 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, ASB and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Nine months ended September 30
(in thousands)	September 30, 2024	June 30, 2024	September 30, 2023	2024	2023
Interest and dividend income
Interest and fees on loans	$73,654	$72,960	$71,540	$219,585	$204,348
Interest and dividends on investment securities	14,001	13,218	14,096	42,183	42,508
Total interest and dividend income	87,655	86,178	85,636	261,768	246,856
Interest expense
Interest on deposit liabilities	19,018	18,015	14,446	54,465	30,944
Interest on other borrowings	6,403	6,479	8,598	21,036	25,171
Total interest expense	25,421	24,494	23,044	75,501	56,115
Net interest income	62,234	61,684	62,592	186,267	190,741
Provision for credit losses	248	(1,910)	8,835	(3,821)	10,053
Net interest income after provision for credit losses	61,986	63,594	53,757	190,088	180,688
Noninterest income
Fees from other financial services	5,188	5,133	4,703	15,195	14,391
Fee income on deposit liabilities	5,156	4,630	4,924	14,684	14,027
Fee income on other financial products	3,131	2,960	2,440	8,834	7,952
Bank-owned life insurance	2,993	2,255	2,303	8,832	5,683
Mortgage banking income	363	364	341	1,151	701
Gain on sale of real estate	—	—	—	—	495
Other income, net	658	423	627	1,767	2,106
Total noninterest income	17,489	15,765	15,338	50,463	45,355
Noninterest expense
Compensation and employee benefits	31,485	29,802	29,902	93,746	89,500
Occupancy	5,630	5,220	5,154	15,913	16,281
Data processing	4,974	4,960	5,133	14,780	15,240
Services	3,816	4,250	3,627	12,217	8,911
Equipment	2,436	2,477	3,125	7,562	8,728
Office supplies, printing and postage	1,014	1,006	1,022	3,038	3,296
Marketing	885	747	984	2,408	2,834
Goodwill impairment	—	82,190	—	82,190	—
Other expense	5,806	5,813	7,399	16,561	19,742
Total noninterest expense	56,046	136,465	56,346	248,415	164,532
Income (loss) before income taxes	23,429	(57,106)	12,749	(7,864)	61,511
Income tax expense (benefit)	4,651	(11,319)	1,384	(1,789)	11,380
Net income (loss)	$18,778	$(45,787)	$11,365	$(6,075)	$50,131
Comprehensive income (loss)	$58,982	$(44,154)	$(22,866)	$25,994	$27,120
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.81	(1.97)	0.47	(0.09)	0.70
Return on average equity	14.28	(33.97)	9.19	(1.52)	13.62
Return on average tangible common equity	14.28	(39.84)	11.02	(1.69)	16.36
Net interest margin	2.82	2.79	2.70	2.78	2.77
Efficiency ratio	70.30	176.20	72.30	104.94	69.69
Net charge-offs to average loans outstanding	0.15	0.15	0.07	0.15	0.11
As of period end
Nonaccrual loans to loans receivable held for investment	0.42	0.53	0.16
Allowance for credit losses to loans outstanding	1.07	1.11	1.23
Tangible common equity to tangible assets	6.0	5.4	3.9
Tier-1 leverage ratio	8.6	8.4	7.7
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$—	$—	$14.0	$—	$39.0
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	September 30, 2024		December 31, 2023
Assets
Cash and due from banks		$155,869		$184,383
Interest-bearing deposits		176,784		251,072
Cash and cash equivalents		332,653		435,455
Investment securities
Available-for-sale, at fair value		1,084,083		1,136,439
Held-to-maturity, at amortized cost		1,159,229		1,201,314
Stock in Federal Home Loan Bank, at cost		29,204		14,728
Loans held for investment		6,037,410		6,180,810
Allowance for credit losses		(64,796)		(74,372)
Net loans		5,972,614		6,106,438
Loans held for sale, at lower of cost or fair value		2,704		15,168
Other		687,359		681,460
Goodwill		—		82,190
Total assets		$9,267,846		$9,673,192
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$2,486,717		$2,599,762
Deposit liabilities–interest-bearing		5,512,493		5,546,016
Other borrowings		520,000		750,000
Other		191,512		247,563
Total liabilities		8,710,722		9,143,341
Common stock		1		1
Additional paid-in capital		359,346		358,067
Retained earnings		457,980		464,055
Accumulated other comprehensive loss, net of tax benefits
Net unrealized losses on securities	$(251,703)		$(282,963)
Retirement benefit plans	(8,500)	(260,203)	(9,309)	(292,272)
Total shareholder’s equity		557,124		529,851
Total liabilities and shareholder’s equity		$9,267,846		$9,673,192

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

Explanation of ASB’s Use of Certain Unaudited Non-GAAP Measures

HEI and ASB management use certain non-GAAP measures to evaluate the performance of HEI and the bank.
Management believes these non-GAAP measures provide useful information and are a better indicator of the companies’ core operating activities. Core earnings and other financial measures as presented here may not be comparable to similarly titled measures used by other companies. The accompanying tables provide a reconciliation of reported GAAP1 earnings to non-GAAP core earnings and returns on average equity and average assets for the bank.
The reconciling adjustments from GAAP earnings to core earnings are limited to the costs related to the Maui wildfires and the goodwill impairment taken in connection with HEI’s ongoing review of strategic options for ASB. Management does not consider these items to be representative of the company’s fundamental core earnings.

Reconciliation of GAAP to non-GAAP Measures
American Savings Bank F.S.B.
Unaudited

	Three months ended September 30		Nine months ended September 30
(in thousands)	2024	2023	2024	2023
Maui wildfire related costs and goodwill impairment
Pretax expenses:
Provision for credit losses	$(200)	$5,900	$(2,500)	$5,900
Professional services expense	1,134	1,300	4,043	1,300
Other expenses, net	(42)	1,357	(308)	1,357
Pretax Maui wildfire related costs, net	892	8,557	1,235	8,557
Pretax goodwill impairment	—	—	82,190	—
Income tax benefit	(239)	(2,293)	(16,391)	(2,293)
After-tax expenses	$653	$6,264	$67,034	$6,264

ASB net income (loss)
GAAP (as reported)	$18,778	$11,365	$(6,075)	$50,131
Excluding expense relating to Maui wildfire costs and goodwill impairment (after tax):
Provision for credit losses	(146)	4,319	(1,830)	4,319
Professional services expense	830	952	2,960	952
Other expenses, net	(31)	993	(226)	993
Goodwill impairment	—	—	66,130	—
Maui wildfire related cost, net and goodwill impairment (after tax)	653	6,264	67,034	6,264
Non-GAAP (core) net income	$19,431	$17,629	$60,959	$56,395

1 Accounting principles generally accepted in the United States of America

	Three months ended September 30		Nine months ended September 30
	2024	2023	2024	2023
Ratios (annualized %)
Based on GAAP
Return on average assets	0.81	0.47	(0.09)	0.70
Return on average equity	14.28	9.19	(1.52)	13.62
Return on average tangible common equity	14.28	11.02	(1.69)	16.36
Efficiency ratio	70.30	72.30	104.94	69.69
Based on Non-GAAP (core)
Return on average assets	0.84	0.73	0.87	0.78
Return on average equity	14.78	14.25	15.24	15.32
Return on average tangible common equity	14.78	17.09	16.94	18.40
Efficiency ratio	68.93	68.89	68.64	68.56